Exhibit 10.13

Matthew Lowell

January 22, 2021

Re: Offer of Employment

Dear Matthew:

Alpha Teknova, Inc. (“Company”) is pleased to offer you the position of Chief Financial Officer, initially reporting to Stephen Gunstream. Your primary job duties and responsibilities shall include the planning, implementation, managing and running of all the finance activities of a company, including business planning, budgeting, forecasting and negotiations. As a key member of the Executive Management, the Chief Financial Officer will assume a strategic role in the overall management of the company.

Your anticipated starting date will be February 16, 2021. This offer and your employment relationship will be subject to the terms and conditions of this letter.

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Compensation. If you decide to join us, your initial salary will be $300,000 per year, less applicable withholdings, paid in accordance with Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a work day or 40 hours in a workweek. A bonus plan will provide you the opportunity to earn an annual bonus of as much as 25% of your annual salary, depending upon your and the Company’s performance.

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Benefits. You will also be eligible for all fringe benefits available to other full-time Company employees, including medical, dental and vision programs, PTO at the immediate rate of 3 weeks per year (accrued at 4.62 hours per pay period), and 401k plan, in accordance with Company’s benefit plans. Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

3.

Stock Options. In addition, subject to the approval of Company’s Board of Directors (the “Board”), you will be granted an incentive stock option to purchase 105,000 shares of Company’s common stock (the “Option”) in accordance with Company’s 2020 Equity Incentive Plan (as amended, the “Plan”) and related stock option documents. The Option will have an exercise price per share equal to the fair market value of one share of the Company’s common stock on the date of grant of the Option, as determined by the Board. As a condition of receipt of the Option, you will be required to sign Company’s standard form of stock option agreement (the “Agreement”) and the Option will be subject to the terms and conditions of the Plan and the Agreement. The Option will vest over a four-year period from your employment start date, subject to your continued employment with the Company, with 25% of the shares subject to the Option becoming vested on the first year anniversary of your employment start date and the remainder vesting in equal monthly installments over the subsequent 36 month period.

4.

No Violation of Rights of Third Parties. By accepting this offer, you represent that you are not a party to any other agreement which will interfere with your ability to fully and satisfactorily provide the services for which you are being employed by Company. During your employment with Company, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with Company. In addition, you agree that you will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision.

5.

At-Will Employment. If you accept our offer, your employment with Company will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Company reserves the right to modify your position, duties and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Company’s Chief Executive Officer.

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2290 Bert Drive Hollister, California. 95023

Tel: 831.637.1100     Fax: 831.637.2355    www.teknova.com

6.

No Conflict of Interest. During your employment with the Company, you agree that you will not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign employment with the Company.

7.	Contingencies. This offer is contingent upon the following:

•	Signing Company’s Employee Proprietary Information and Inventions Agreement (See enclosed).

•	Signing Company’s Arbitration Agreement (See enclosed).

•	Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States).

•	Verification of the information contained in your employment application, including satisfactory references.

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Signing and promptly returning the enclosed Disclosure and Authorization for Background Checking so that our designated agency may complete a background check before you begin work, and our receipt of satisfactory results from the background check.

8.

Complete Agreement. This letter, including the enclosed Employee Proprietary Information and Inventions Agreement, the enclosed Arbitration Agreement, the Plan, the Agreement and other related stock option documents, constitutes the entire agreement between you and Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and Company’s Chief Executive Officer.

This offer will remain open until January 24, 2021. To indicate your acceptance of Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than January 24, 2020.

We hope your employment with Company will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please feel free to call me at                .

Sincerely,

/s/ Stephen Gunstream
Name: Stephen Gunstream
Title: Chief Executive Officer

*    *    *

I have read this offer letter in its entirety, and agree to and accept the terms and conditions of employment stated above. I understand and agree that my employment with Company is at-will.

Signature / Dated /s/ Matthew Lowell (January 22, 2021)

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